UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2012

Outdoor Channel Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17287	33-0074499
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

43445 Business Park Drive, Suite 103, Temecula, California		92590
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	951.699.6991

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2012, Outdoor Channel Holdings, Inc. issued a press release announcing the appointment of Roger L. Werner, Jr. as the Co-Chairman of the Board of Directors and the concurrent appointment of Mr. Thomas E. Hornish to the position of President and Chief Executive Officer, effective as of February 1, 2012. A copy of this press release is attached hereto as Exhibit 99.1

Mr. Hornish, 52, has served as the company's General Counsel since December 2004, and as our Executive VP of Corporate Development since February 2006 and our Chief Operating Officer since March 2007. From February 2003 to December 2004, he served as "Of Counsel" with Paul, Hastings, Janofsky & Walker LLP, an international law firm. Prior to that, he was an associate attorney with Brobeck Phleger & Harrison LLP since 1996. Mr. Hornish is licensed to practice law in California and Illinois, and is also a registered patent attorney. In addition, he has served on the Board of the Congressional Sportsmen's Foundation since March 2009. He is a retired, decorated veteran with more than 20 years experience in the U.S. Air Force. Mr. Hornish earned his J.D. degree in 1995 from The Ohio State University, Order of the Coif, while also attending the University of Chicago. He also holds a B.S. degree in chemical engineering from The Ohio State University. Mr. Hornish brings to our Board a combination of legal and executive experience that equips him with unique tools to help the Board of Directors identify and manage risk. In addition, his experience serving in multiple roles within our company is a tremendous asset to the Board in developing and executing the company's strategy.

There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Hornish and Outdoor Channel Holdings or any of its subsidiaries, other than compensation in connection with his employment as described herein and in the company’s proxy statement filed with the Securities and Exchange Commission on April 21, 2011.

Transition Agreement
In connection with Mr. Werner's planned retirement, the Board of Directors approved a Transition Agreement with Mr. Werner (the "Transition Agreement"). A copy of the Transition Agreement is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Under the Transition Agreement, Mr. Werner will resign from serving as our president and chief executive officer on January 31, 2012 and will be appointed the non-executive Co-Chairman of the Board of Directors on February 1, 2012 (the "Transition Date"). He will serve in such capacity through the end of the term of agreement, or December 31, 2012, subject to necessary stockholder approval. As a non-executive Co-Chairman, Mr. Werner will be entitled to receive a monthly retainer equal to the monthly amount paid to the company’s executive Co-Chairman, or $10,000 per month, in lieu of per meeting fees. During the term of the Transition Agreement, Mr. Werner will also provide certain transition services to the company to facilitate an orderly transition of his responsibilities to the new chief executive officer as may be reasonably requested by the company and shall have such other duties and responsibilities as may be assigned by the Board ("Transition Services"). Mr. Werner shall receive a monthly fee of $25,000 per month for providing such Transition Services. In consideration of the of the rights and benefits to be provided by the company to Mr. Werner, Mr. Werner will execute a Release of Claims Agreement attached as Exhibit A to the Transition Agreement no later than the day after the Transition Date. Mr. Werner has also agreed to continued compliance with the company's standard form of confidential information and intellectual property agreement and non-compete and non-solicit provisions that would be in effect through December 31, 2013.

Employment Agreement
In connection with his election as the company’s president and chief executive officer, the Board of Directors approved an Amended and Restated Employment Agreement with Mr. Hornish (the "Employment Agreement"). A copy of the Employment Agreement is attached hereto as Exhibit 99.3 and incorporated by reference herein. The Board of Directors has increased the authorized number of directors comprising the Board from 8 to 9 and has appointed Mr. Hornish as a director of the company, all such changes to be effective as of February 1, 2012.

Term: The Agreement is effective on February 1, 2012 and ends on December 31, 2012 and may be renewed on mutually agreed terms.

Salary: Mr. Hornish's annual salary will be increased to $450,000.

Annual Incentive: Mr. Hornish will be eligible to receive an annual cash incentive payable for the achievement of performance goals established by the company's compensation committee Mr. Hornish's target bonus will be increased to 70% of his annual base salary.

Restricted Stock: An incremental award of 150,000 restricted shares of common stock will be granted to Mr. Hornish on February 1, 2012. Such restricted stock grant was granted under and subject to the terms, definitions and provisions of the company’s 2004 Long-Term Incentive Plan (the "Plan"). Mr. Hornish's restricted stock grant will vest as follows:

Employee Benefits. Mr. Hornish is eligible to participate in all benefit programs available to the company’s executive officers.

Change in Control Vesting Acceleration. Upon a Change in Control (as such term is defined in the Plan), all of Mr. Hornish’s then outstanding awards relating to the company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) (collectively, "Equity Awards") will fully vest.

Severance. Mr. Hornish is eligible to receive severance benefits in the event of certain terminations of his employment. If a termination of employment (including the Executive’s resignation) occurs during the period that is either three (3) months prior to or within twelve (12) months after a Change in Control, for purposes of the Employment Agreement it will be considered "in connection with a Change in Control.

In the event that the company terminates Mr. Hornish without Cause (as such term is defined in the Employment Agreement), or Mr. Hornish resigns for Good Reason (as such term is defined in the Employment Agreement), not in connection with a Change in Control, Mr. Hornish will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve (12) months (ii) if the date of termination occurs on or after July 1, Mr. Hornish will also be entitled to receive a pro-rata bonus for the year, based on good faith estimations of the achievement of performance goals on the date of termination, and (iii) if Mr. Hornish elects continuation coverage pursuant to COBRA, and provided that Mr. Hornish constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), the company will reimburse Mr. Hornish for the same level of health coverage and benefits as in effect for Mr. Hornish on the day immediately preceding the date of termination until the earlier of (A) twelve (12) months following the date of Mr. Hornish’s termination or resignation, or (B) the date upon which Mr. Hornish and his eligible dependents become covered under similar plans.

In the event that the company terminates Mr. Hornish without Cause (as such term is defined in the Employment Agreement), or Mr. Hornish resigns for Good Reason (as such term is defined in the Employment Agreement), in connection with a Change in Control, Mr. Hornish will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of eighteen (18) months (ii) an amount equal to Executive's full Target Annual Incentive for the year, assuming full attainment of all performance goals, such bonus to be paid on the date of termination, and (iii) if Mr. Hornish elects continuation coverage pursuant to COBRA, and provided that Mr. Hornish constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), the company will reimburse Mr. Hornish for the same level of health coverage and benefits as in effect for Mr. Hornish on the day immediately preceding the date of termination until the earlier of (A) eighteen (18) months following the date of Mr. Hornish’s termination or resignation, or (B) the date upon which Mr. Hornish and his eligible dependents become covered under similar plans

The monthly severance payments that Mr. Hornish would be entitled to receive pursuant to his Agreement upon such a termination or resignation would be equal to one years' base salary if not in connection with a Change in Control and 18 months base salary if in connection with a Change in Control. The severance payments and other benefits to which Mr. Hornish may become entitled to pursuant to his Agreement will be subject to the following: (i) Mr. Hornish signing (and not subsequently revoking) a release of claims agreement; (ii) Mr. Hornish agreeing to non-compete, non-solicit and non-disparagement provisions that would be in effect during the period in which Mr. Hornish receives severance payments; and (iii) Mr. Hornish’s continued compliance with the company’s standard form of confidential information and intellectual property agreement.

Excise Tax. In the event that the severance payments and other benefits payable to Mr. Hornish constitute "parachute payments" under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Hornish’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Hornish on an after-tax basis of the greatest amount of benefits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outdoor Channel Holdings, Inc.

January 25, 2012	By:	Thomas E. Hornish

Name: Thomas E. Hornish
Title: Chief Operating Officer and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Outdoor Channel Holdings, Inc. News Release issued January 25, 2012
99.2	Transition Agreement with Roger L. Werner, Jr. dated January 25, 2012
99.3	Amended and Restated Employment Agreement with Thomas E. Hornish dated January 25, 2012